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This prospectus supplement and the accompanying prospectus relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell, and are not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

 Filed Pursuant to Rule 424(b)(2)
Registration No. 333-169954

               Subject to Completion
Preliminary Prospectus Supplement dated April 3, 2013

PROSPECTUS SUPPLEMENT
(To prospectus dated October 15, 2010)

$

Avery Dennison Corporation

        % Senior Notes due

              We are offering $            aggregate principal amount of        % Senior Notes due            . Interest on the notes will be payable semi-annually in arrears on                        and                         of each year, beginning                        , 2013. The notes will mature on            ,            unless redeemed prior to that date. We may redeem all or part of the notes at any time or from time to time prior to maturity at the redemption price specified in this prospectus supplement. In the event of a Change of Control Triggering Event as described herein, the holders of the notes may require us to purchase all or part of their notes at the purchase price specified in this prospectus supplement.

              The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness and other liabilities from time to time outstanding. The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

              The notes are new issues of securities with no established trading market. Currently, there is no public market for the notes. We do not intend to apply for listing of the notes on a national securities exchange or for inclusion of the notes on any automated dealer quotation system. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

              Investing in the notes involves risks that are described in the "Risk Factors" section of this prospectus supplement beginning on page S-6 of this prospectus supplement.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses
Per note	$	$	$
Total	$	$	$

(1)
Plus accrued interest from April     , 2013, if settlement occurs after that date.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

              Delivery of the notes will be made in book-entry form only. The notes will be delivered on or about April     , 2013 through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York.

Joint Book-Running Managers
BofA Merrill Lynch	J.P. Morgan
RBS	Wells Fargo Securities

The date of this prospectus supplement is April     , 2013.

              You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, cash flows and prospects may have changed since those dates.

S-i

About this Prospectus Supplement

              This document is in two parts. The first part, which is the prospectus supplement, describes the specific terms of this offering and the notes offered. The second part, which is the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

              Before purchasing any of the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described in this prospectus supplement under "Incorporation of Documents by Reference" and in the accompanying prospectus under "Where You Can Find More Information" and "Incorporation of Documents by Reference."

              You should rely only on the information we provide or incorporate by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information. We are offering to sell the notes offered by this prospectus supplement, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sales of the notes. The information contained in any document incorporated or deemed incorporated by reference is accurate as of the date of the applicable document.

              References to the "Company", "we," "our" and "us" and similar terms mean Avery Dennison Corporation and its subsidiaries, unless the context otherwise requires. References to "Avery Dennison" mean Avery Dennison Corporation, unless the context otherwise requires.

S-ii

Forward-Looking Statements

              This prospectus supplement and the accompanying prospectus and the information incorporated or deemed incorporated herein and therein by reference may contain "forward-looking" statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "aim," "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "foresee," "guidance," "intend," "may," "might," "objective," "plan," "potential," "project," "seek," "shall," "should," "target," "will," "would," or variations thereof and other expressions that refer to future events and trends, identify forward-looking statements. These forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties, which could cause our actual results to differ materially from the expected results, performance or achievements expressed or implied by such forward-looking statements.

              Certain risks and uncertainties are discussed in more detail under "Risk Factors" in this prospectus supplement and Part I, Item 1A. "Risk Factors" and Part II, Item 7 "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, and include, but are not limited to, risks and uncertainties relating to the following: fluctuations in demand affecting sales to customers; the financial condition and inventory strategies of customers; changes in customer order patterns; worldwide and local economic conditions; fluctuations in cost and availability of raw materials; our ability to generate sustained productivity improvement; our ability to achieve and sustain targeted cost reductions; impact of competitive products and pricing; loss of significant contracts or customers; collection of receivables from customers; selling prices; business mix shifts; changes in tax laws and regulations, and uncertainties associated with interpretations of such laws and regulations; outcome of tax audits; timely development and market acceptance of new products, including sustainable or sustainably-sourced products; investment in development activities and new production facilities; fluctuations in foreign currency exchange rates and other risks associated with foreign operations; integration of acquisitions and completion of pending dispositions; amounts of future dividends and share repurchases; customer and supplier concentrations; successful implementation of new manufacturing technologies and installation of manufacturing equipment; disruptions in information technology systems; successful installation of new or upgraded information technology systems; volatility of financial markets; impairment of capitalized assets, including goodwill and other intangibles; credit risks; our ability to obtain adequate financing arrangements and maintain access to capital; fluctuations in interest and tax rates; fluctuations in pension, insurance and employee benefit costs; impact of legal and regulatory proceedings, including with respect to environmental, health and safety; changes in governmental laws and regulations; changes in political conditions; impact of epidemiological events on the economy and our customers and suppliers; acts of war, terrorism, and natural disasters; and other factors.

              The forward-looking statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed incorporated by reference herein and therein, are made only as of their respective dates, and we assume no duty to update the forward-looking statements to reflect new, changed or unanticipated events or circumstances, other than as may be required by law.

S-iii

Incorporation of Documents by Reference

              The rules of the U.S. Securities and Exchange Commission (the "SEC") allow us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement. We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") between the date of this prospectus supplement and the termination of the offering of the notes described in this prospectus supplement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 29, 2012 (including information specifically incorporated by reference therein from our Proxy Statement on Schedule 14A dated March 8, 2013 and from our Annual Report to shareholders for the fiscal year ended December 29, 2012); and

  •
  our Current Reports on Form 8-K filed with the SEC on January 30, 2013 (containing items 1.01, 8.01 and 9.01), February 28, 2013 and March 29, 2013.

              You may request a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Corporate Secretary
Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103
(626) 304-2000

S-iv

Summary

              In this summary, we have highlighted certain information in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you. To understand the terms of the notes, as well as the considerations that are important to you in making your investment decision, you should carefully read this entire prospectus supplement and the accompanying prospectus including the discussion under "Risk Factors" in this prospectus supplement and Part I, Item IA. "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, to determine whether an investment in the notes is appropriate for you. You should also read the documents we referred to under "Incorporation of Documents by Reference" in this prospectus supplement.

Avery Dennison Corporation

              We are a recognized industry leader that develops innovative identification and decorative solutions for businesses and consumers worldwide. Headquartered in Pasadena, California, we are a FORTUNE 500 Company with net sales of $6.0 billion for 2012. As of December 29, 2012, we had approximately 29,800 employees in over 50 countries who develop, manufacture and market a wide range of products for both consumer and industrial markets. Our businesses include the production of pressure-sensitive materials, and a variety of tickets, tags, labels and other converted products, and office and consumer products. Some pressure-sensitive materials are sold to label printers and converters that "convert" the materials into labels and other products through embossing, printing, stamping and die-cutting. Some are sold by us in converted form as printable media, tapes and reflective sheeting. We also manufacture and sell a variety of office and consumer products, other converted products and items not involving pressure-sensitive components, such as binders, organizing systems, markers, fasteners and business forms, as well as tickets, tags, radio-frequency identification inlays and tags, and imprinting equipment and related services for retailers and apparel manufacturers.

              On January 29, 2013, Avery Dennison and certain of its wholly-owned subsidiaries entered into a Purchase Agreement, dated as of January 29, 2013 (the "Purchase Agreement"), with CCL Industries Inc. and certain of its subsidiaries (collectively, "CCL"). Under the terms and subject to the conditions set forth in the Purchase Agreement, CCL agreed to purchase the Company's Office and Consumer Products business (the "OCP Business") and Designed and Engineered Solutions business (the "DES Business") for a total purchase price of $500 million in cash, subject to adjustment in accordance with the terms of the Purchase Agreement. The Company's financial statements incorporated by reference into this prospectus supplement reflect the operating results of the OCP Business as discontinued operations. The DES Business' operating results are expected to be classified as discontinued operations beginning in the first quarter of 2013.

              Avery Dennison is a Delaware corporation whose principal executive offices are located at 150 North Orange Grove Boulevard, Pasadena, California 91103. Our main telephone number is (626) 304-2000. Our website address is www.averydennison.com. The information on or accessible from our website is not and should not be considered part of, nor is it incorporated by reference into, this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Avery Dennison Corporation, a Delaware corporation
Securities offered	$ aggregate principal amount of % Senior Notes due .
Maturity	The notes will mature on , .
Interest rate	The notes will bear interest at a rate of % per year.
Interest payment dates	Interest on the notes will be payable on and of each year, commencing on , 2013. Interest will accrue from the issue date of the notes.
Optional redemption
At our option, we may redeem the notes, in whole or in part, at any time or from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) a "make-whole" amount described elsewhere in this prospectus supplement, plus in either case accrued and unpaid interest to, but not including, the redemption date; provided, however, that if we redeem any notes on or after (the date falling three months prior to the maturity date of the notes), the redemption price for the notes will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. See "Description of the Notes—Optional Redemption."
Change of control offer
In the event of a Change of Control Triggering Event as described herein, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the repurchase date. See "Description of the Notes—Change of Control Offer."
Ranking	The notes will:
• rank equally in right of payment with all of our other existing and future unsecured and unsubordinated indebtedness and other liabilities;
• rank senior in right of payment to all of our existing and future subordinated indebtedness, if any;
• be effectively junior to all of our secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and
• be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

As of December 29, 2012, as adjusted to give effect to this offering and any other transactions set forth under "Capitalization," we had indebtedness and capitalized lease obligations of approximately $1.2 billion and no outstanding secured indebtedness. As of December 29, 2012, our subsidiaries had approximately $335.6 million of indebtedness and capitalized lease obligations.
Covenants	The indenture contains covenants that, among other things, restrict our ability to:
• incur debt secured by liens; and
• enter into sale and leaseback transactions.
These covenants are, however, subject to significant exceptions. See "Description of the Notes—Covenants."

The indenture governing the notes will otherwise permit us to incur additional indebtedness. In addition, our subsidiaries may also create and issue debt securities that will be structurally senior to the notes.
Further issues
Avery Dennison may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects, as described under "Description of the Notes—Further Issues," provided that in certain cases such additional notes may be issued under a different CUSIP number.
Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Book-entry form
The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See "Description of the Notes—Book-Entry Procedures."
Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $ million, after deducting underwriting discounts and estimated offering expenses.
We intend to use the net proceeds of the offering for repaying existing indebtedness under our commercial paper program.
No listing	We do not intend to list the notes on any securities exchange.
Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus. See "Risk Factors" in this prospectus supplement, and Part I, Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which is incorporated herein by reference. See also "Forward-Looking Statements."

              For a complete description of the terms of the notes, see "Description of the Notes."

Summary Financial Data

              The following table presents our summary historical consolidated financial data as of the dates and for the periods indicated. The consolidated balance sheet data as of December 29, 2012 and December 31, 2011 and statement of income data for each of the three fiscal years ended December 29, 2012 are derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The consolidated balance sheet data as of January 1, 2011 are derived from our audited consolidated financial statements not incorporated by reference into this prospectus supplement. You should read this information in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which is incorporated by reference into this prospectus supplement. Our historical results of operations are not necessarily indicative of future results of operations.

	Fiscal Year Ended
(in millions, except ratio data)	Dec. 29, 2012		Dec. 31, 2011		Jan. 1, 2011
Statement of Operations Data:
Net sales	$6,035.6		$6,026.3		$5,782.0
Cost of products sold	4,458.5		4,504.9		4,268.2

Gross profit	1,577.1		1,521.4		1,513.8
Marketing general and administrative expenses	1,179.4		1,170.9		1,178.9
Interest expense	72.8		71.0		76.3
Other expense, net(1)	69.4		46.6		19.6

Income from continuing operations before taxes	255.5		232.9		239.0
Provision for (benefit from) income taxes	86.4		78.5		(2.8)

Income from continuing operations	169.1		154.4		241.8
Income from discontinued operations, net of tax	46.3		35.7		75.1

Net income	$215.4		$190.1		$316.9
Balance Sheet Data (at period end):
Total assets	$5,105.3		$4,972.7		$5,099.4
Total short-term debt and current portion of long-term debt and capital leases	$520.2		$227.1		$381.0
Total long-term debt and capital leases	$702.2		$954.2		$956.2
Total shareholders' equity	$1,580.9		$1,658.5		$1,645.7
Other Data:
Ratio of earnings to fixed charges(2)	3.5	x	3.2	x	3.2	x

(1)
The fiscal year ended December 29, 2012 includes net pretax charges of $56.4 for restructuring costs, asset impairment and lease cancellation charges and other items. The fiscal year ended December 31, 2011 includes net pretax charges of $45.2 for restructuring costs, asset impairment and lease cancellation charges and other items. The fiscal year ended January 1, 2011 includes net pretax charges of $19.0 for restructuring costs, asset impairment charges and lease cancellation charges and other items.

(2)
Ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before taxes plus fixed charges and amortization of capitalized interest, less capitalized interest. "Fixed charges" consist of interest expense, capitalized interest and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.

Risk Factors

              An investment in the notes is subject to risk. Before you decide to invest in the notes, you should consider the risk factors below as well as the risk factors discussed in Part I, Item 1A. "Risk Factors" and Part II, Item 7. "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which is incorporated herein by reference.

Risk Related to the Notes

The notes will be subject to prior claims of any of our secured creditors, if any, and your right to receive payments on the notes will be structurally subordinated to our subsidiaries' existing and future liabilities.

              The notes are our senior unsecured obligations. Holders of our secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness. The indenture governing the notes will permit us and our subsidiaries to incur additional secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the notes. To the extent that such assets could not satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness.

              In addition, we currently conduct a substantial portion of our operations through our subsidiaries, and our subsidiaries have significant liabilities. We may, and in some cases have plans to, conduct additional operations through our subsidiaries in the future and, accordingly, the obligations of our subsidiaries could increase. Our cash flow and our ability to service our debt, including the notes, therefore partially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

              Our subsidiaries are separate and distinct legal entities. Our subsidiaries will not guarantee the notes. Accordingly, our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds to meet our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes. Payments to us by our subsidiaries would also be contingent upon our subsidiaries' earnings and business considerations.

              Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors and preferred stockholders, if any. The notes do not restrict the ability of our subsidiaries to incur additional liabilities. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest of other creditors in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

              As of December 29, 2012, as adjusted to give effect to this offering and any other transactions set forth under "Capitalization," we had indebtedness and capitalized lease obligations of approximately $1.2 billion and no outstanding secured indebtedness. As of December 29, 2012, our subsidiaries had approximately $335.6 million of indebtedness and capitalized lease obligations.

The limited covenants applicable to the notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

              The indenture governing the notes, among other things, does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

  •
  limit our ability to incur indebtedness, including secured indebtedness (subject to compliance with the lien covenant), that is equal in right of payment to the notes;

  •
  limit our subsidiaries' ability to incur indebtedness, which would be structurally senior to the notes;

  •
  restrict our ability to repurchase or prepay our securities; or

  •
  restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

              For these reasons, you should not consider the lien and sale-leaseback covenants in the indenture as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

Our credit ratings may not reflect all risks of your investment in the notes.

              The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. We cannot assure you that these credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency's sole judgment, circumstances so warrant. Ratings are not a recommendation to buy, sell or hold any security. Each agency's rating should be evaluated independently of any other agency's rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the trading prices for, or liquidity of, the notes and increase our corporate borrowing costs.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

              Upon a change of control of us and a downgrade of the notes below an investment grade rating by both Moody's Investors Service Inc. and Standard & Poor's Ratings Services (a "Change of Control Triggering Event"), we will be required to make an offer to each holder of notes to repurchase all or any part of such holder's notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. If we experience a Change of Control Triggering Event, we may not have sufficient financial resources available to satisfy our obligations to repurchase the notes. In addition, our ability to repurchase the notes may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Any failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See "Description of the Notes—Change of Control Offer."

An active trading market may not develop for the notes.

              The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a secondary market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes, and the market prices quoted for the notes, may be adversely affected by changes in the overall market for securities and by changes in the financial performance or the outlook or market expectations of our future performance, and/or companies in our industry generally. As a result, we cannot assure you that an active trading market will develop or be maintained for the notes, as to the liquidity of any markets that do develop or as to your ability to sell any notes you may own or the prices at which you may be able to sell your notes.

Use of Proceeds

              We estimate that we will receive net proceeds from the offering of approximately $       million, after deducting underwriting discounts and estimated offering expenses.

              We intend to use the net proceeds of the offering for repaying existing indebtedness under our commercial paper program.

              Our obligations under our commercial paper program had a weighted average interest rate of approximately 0.4% as of December 29, 2012 with varying short-term maturity dates. On January 15, 2013, we repaid $250.0 million aggregate principal amount of our 4.9% senior notes at their maturity from the net proceeds of short-term commercial paper borrowings.

Capitalization

              The following table sets forth, as of December 29, 2012, our cash and cash equivalents and our consolidated capitalization on

  •
  an actual basis; and

  •
  an as adjusted basis to give effect to the offering of the notes and the repayment of our 4.9% senior notes due 2013 at their maturity. See "Use of Proceeds" in this prospectus supplement.

              You should read the following table together with the information set forth under "Summary—Summary Financial Data" in this prospectus supplement and the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which is incorporated by reference in this prospectus supplement.

	December 29, 2012
(in millions)	Actual	As adjusted
Cash and cash equivalents	$235.4	$

Current portion of long-term debt and capital leases:
4.9% Senior notes due 2013(1)	$250.0		—
Capital lease obligations	1.9		1.9

Total current portion of long-term debt and capital leases	$251.9		$1.9

Long-term debt and capital leases:
Medium-term notes	$50.0		$50.0
6.6% Senior notes due 2017	249.4		249.4
5.4% Senior notes due 2020	249.9		249.9
6.0% Senior notes due 2033	150.0		150.0
% Senior notes offered hereby	—
Capital lease obligations	2.9		2.9

Total long-term debt and capital leases	$702.2	$

Shareholders' equity	$1,580.9		$1,580.9

Total capitalization	$2,283.1	$

(1)
On January 15, 2013, we repaid $250.0 million aggregate principal amount of our 4.9% senior notes at their maturity from the net proceeds of short-term commercial paper borrowings. We intend to apply the net proceeds from this offering toward the repayment of our presently outstanding short-term commercial paper borrowings.

Description of the Notes

              The following description is a summary of the material provisions of the notes and the indenture (as defined below) under which the notes will be issued. This description does not describe every provision of the notes or the indenture. You should review the indenture for a complete description of what we describe in summary form in this prospectus supplement. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. The indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are deemed a part and is available as indicated in the accompany prospectus under "Where You Can Find More Information." Capitalized terms used but not defined in this description have the meanings specified in the indenture. In this section of this prospectus supplement, references to "we," "our," "us" and the "Company" are to Avery Dennison Corporation and not its subsidiaries.

General

              The notes will constitute a series of debt securities to be issued under the Indenture, dated November 20, 2007, between Avery Dennison Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the "trustee"), as supplemented by a Supplemental Indenture to be entered into between us and the trustee (together, the "indenture").

              The aggregate principal amount of the notes initially will be $            . The notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                        ,        . The notes will bear interest at the rate of        % per annum from                        , 2013.

              Interest on the notes will be payable semi-annually in arrears on                        and                         of each year, beginning on                        , 2013 to the persons in whose names the respective notes are registered at the close of business on the                        and                         preceding the respective interest payment dates. If any payment date is not a business day, then payment will be made on the next succeeding business day, but without any additional interest or other amount. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

              The notes will not have the benefit of any sinking fund.

              The notes will initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "—Book-Entry Procedures." The notes will be issued in U.S. dollars and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues

              We may, from time to time, without notice to or consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). Any such additional notes may be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes; provided, that in certain cases such additional notes may be issued under a different CUSIP number.

Ranking

              The notes will be our senior unsecured obligations and will:

  •
  rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness and other liabilities;

  •
  rank senior in right of payment to all of our existing and future subordinated indebtedness, if any;

  •
  be effectively junior to all of our future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and

  •
  be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

              The indenture does not limit the aggregate principal amount of debt securities that the Company may issue. The indenture does not contain any provisions that would limit the ability of the Company or its Subsidiaries to incur additional unsecured indebtedness. As of December 29, 2012, as adjusted to give effect to this offering and any other transactions set forth under "Capitalization," we and our subsidiaries had indebtedness and capitalized lease obligations of approximately $1.2 billion and no outstanding secured indebtedness. As of December 29, 2012, our subsidiaries had approximately $335.6 million of indebtedness and capitalized lease obligations.

              The Company conducts a substantial portion of its operations through its Subsidiaries. As a result, the Company is dependent on the cash flow of its Subsidiaries to meet its debt obligations, including its obligations under the notes. In addition, the rights of the Company and its creditors, including the holders of the notes, to participate in the assets of any Subsidiary upon the Subsidiary's liquidation or reorganization will be subject to the prior claims of its creditors except to the extent that the Company may itself be a creditor with recognized claims against such Subsidiary.

Payments and Paying Agents

              We will pay principal, premium, if any, interest and any other amounts due on the notes at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks or making wire transfers. We may also arrange for additional paying agent offices, and may change these offices, including our use of the trustee's corporate trust office. We may also choose to act as our own paying agent. We will notify you of changes in identities of the paying agents for the notes.

Optional Redemption

              The notes will be redeemable in whole or in part, at our option, at any time or from time to time at a redemption price equal to the greater of (a) 100% of the principal amount of the notes to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus                        basis points, plus accrued and unpaid interest thereon to, but not including, the date of redemption; provided, however, that if we redeem any notes on or after                         , (the date falling three months prior to the maturity date of the notes), the redemption price for the notes will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

              Notice of any redemption will be mailed not less than 30 days and not more than 60 days prior to the redemption date to each holder of notes to be redeemed.

              Unless we default in payment of the redemption price, from and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed will be selected by the trustee by such method as the trustee shall deem fair and appropriate and may provide for the selection for redemption of a portion of the principal amount of notes held by a holder equal to an authorized denomination. If the Company redeems less than all of the notes and the notes are then held in book-entry form, the redemption will be made in accordance with the depositary's customary procedures. The Company has been advised that it is DTC's practice to determine by lot the amount of the interest of each participant in the notes to be redeemed.

              For purposes of the optional redemption provisions of the notes, the following definitions will be applicable:

              "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

              "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (c) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

              "Quotation Agent" means a Reference Treasury Dealer appointed by us.

              "Reference Treasury Dealer" means (a) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC (or their respective affiliates that are primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer")) and their respective successors and (b) two other Primary Treasury Dealers selected by us in good faith; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

              "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

              "Remaining Scheduled Payments" means the remaining scheduled payments of the principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but not including, such redemption date.

              "Treasury Rate" means, as determined by the Quotation Agent, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Change of Control Offer

              If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a "Change of Control Offer") to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes on the terms set forth in the notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to, but not including, the repurchase date (a "Change of Control Payment"). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the repurchase date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is mailed (a "Change of Control Payment Date").

              The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring prior to or on the applicable Change of Control Payment Date specified in the notice.

              On each Change of Control Payment Date, we will, to the extent lawful:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

  •
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

  •
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officer's certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

              We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

              We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

              For purposes of the Change of Control Offer provisions of the notes, the following definitions will be applicable:

              "Change of Control" means the occurrence of any of the following:

                  (a)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and our Subsidiaries' assets, taken as a whole, to any person, other than us or one of our Subsidiaries;

                  (b)   the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which the Company's Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

                  (c)   the first day on which a majority of the members of the Company's Board of Directors are not Continuing Directors.

              Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) we become a direct or indirect wholly-owned Subsidiary of a holding company and (b)(1) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term "person," as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

              "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event.

              "Continuing Directors" means, as of any date of determination, any member of the Company's Board of Directors who (a) was a member of such Board of Directors on the date the notes were issued or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

              "Investment Grade" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, and the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

              "Moody's" means Moody's Investors Service, Inc., and its successors.

              "Rating Agencies" means (a) each of Moody's and S&P; and (b) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of the Company's Board of Directors) as a replacement agency for Moody's or S&P, or each of them, as the case may be.

              "Rating Event" means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Company's or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

              "S&P" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

              "Voting Stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

              The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder's notes as a result of a sale, transfer, conveyance of other disposition of less than all of our and our Subsidiaries' assets, taken as a whole, to any person or group or persons may be uncertain.

Covenants

              We will not be restricted by the indenture from incurring unsecured indebtedness or other obligations. We will also not be restricted by the indenture from paying dividends or making distributions on our capital stock, or purchasing or redeeming our capital stock unless there is a payment default. The indenture also will not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Restriction on Secured Debt

              The Company will not, nor will it permit any of its Subsidiaries to, incur, issue, assume or guarantee any Debt secured by a Lien on any of its or any Subsidiary's Principal Property, or on any share of capital stock or Debt of any Subsidiary, unless the Company secures or causes such Subsidiary to secure the notes equally and ratably with (or, at the Company's option, prior to) such secured Debt, for so long as such secured Debt is so secured; provided, however, that the foregoing restrictions will not apply to Debt secured by the following:

                  (1)   any Lien existing on the date of this prospectus supplement;

                  (2)   Liens on property of, or on any shares of capital stock of or Debt of, any Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary or otherwise becomes a Subsidiary;

                  (3)   Liens in the Company's favor or in favor of any Subsidiary;

                  (4)   Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;

                  (5)   Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary;

                  (6)   any Lien securing indebtedness incurred to finance the purchase price or cost of construction of property (or additions, substantial repairs, alterations or substantial improvements thereto), provided that such Lien and the indebtedness secured thereby are incurred within twelve months of the later of acquisition or completion of construction (or addition, repair, alteration or improvement) and full operation thereof;

                  (7)   Liens securing industrial revenue bonds, pollution control bonds or similar types of bonds;

                  (8)   mechanics and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

                  (9)   Liens arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or exercise of any privilege, franchise or license;

                  (10) Liens for taxes, assessments or governmental charges or levies which are not then delinquent or, if delinquent, are being contested in good faith;

                   (11) Liens put on any property in contemplation of its disposition, provided the Company has a binding agreement to sell at the time the Lien is imposed and the Company disposes of the property within one year after the creation of the Liens and that any indebtedness secured by the Liens is without recourse to the Company or any of its Subsidiaries;

                   (12) Liens (including judgment liens) arising from legal proceedings being contested in good faith (and, in the case of judgment liens, execution thereof is stayed); and

                   (13) any extension, renewal or replacement of any Liens referred to in the foregoing clauses (1) through (12) inclusive or any Debt secured thereby, provided that such extension, renewal or replacement will be limited to all or part of the same property, shares of capital stock or Debt that secured the Lien extended, renewed or replaced.

              Notwithstanding the foregoing, the Company and its Subsidiaries may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the restrictions described above, provided that the aggregate amount of all such secured Debt, together with all the Company and its Subsidiaries' Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in "—Restriction on Sale and Leaseback Transactions"), may not exceed 15% of Consolidated Net Tangible Assets.

Restriction on Sale and Leaseback Transactions

              The Company will not, nor will it permit any of its Subsidiaries to, enter into any sale and leaseback transaction involving any Principal Property, provided, however, the Company or any of its Subsidiaries may enter into a sale and leaseback transaction if any of the following occurs:

                  (1)   the lease is for a period, including renewal rights, of not in excess of three years;

                  (2)   the sale or transfer of the Principal Property is made within a specified period after its acquisition or construction;

                  (3)   the lease secures or relates to industrial revenue bonds, pollution control bonds or other similar types of bonds;

                  (4)   the transaction is between the Company and a Subsidiary or between Subsidiaries;

                  (5)   the Company or a Subsidiary, within 120 days after the Company or a Subsidiary makes a sale or transfer, applies an amount equal to the greater of the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Company's Board of Directors) to:

                      (A)  the retirement of the notes or the Company's other Funded Debt ranking on a parity with or senior to the notes, or the retirement of the securities or other Funded Debt of a Subsidiary; provided, however, that the amount to be applied to the retirement of the Company's Funded Debt or a Subsidiary's Funded Debt shall be reduced by (x) the principal amount of any notes (or other notes or debentures constituting such Funded Debt) delivered within such 120-day period to the trustee for retirement and cancellation and (y) the principal amount of such Funded Debt, other than items referred to in the preceding clause (x), voluntarily retired by the Company or a Subsidiary within 120 days after such sale; and provided further, that notwithstanding the foregoing, no retirement referred to in this subclause (A) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision, or

                      (B)  the purchase of other property which will constitute a Principal Property having a fair market value, in the Company's determination, at least equal to the fair market value of the Principal Property leased in such sale and leaseback transaction; or

                  (6)   after giving effect to the transaction, the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Liens on Principal Properties, or on shares of capital stock or Debt of Subsidiaries (with the exception of secured Debt which is excluded as described in "—Restrictions on Secured Debt"), would not exceed 15% of Consolidated Net Tangible Assets.

Restriction on the Payment of Dividends and Other Payments

              The Company will not declare or pay any dividends or make any distributions on its capital stock (except in shares of, or warrants or rights to subscribe for or purchase shares of, its capital stock), nor may the Company or any Subsidiary make any payment to retire or acquire shares of such stock, at a time when a payment default described in clauses (1) or (2) of "—Events of Default" has occurred and is continuing.

Certain Definitions

              The terms set forth below are defined in the indenture as follows:

              "Attributable Debt" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates to such date at the actual percentage rate inherent in such arrangement as the Company has determined in good faith. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

              "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all liabilities, other than deferred income taxes and Funded Debt, and (ii) goodwill, trade names, trademarks, patents, organizational expenses and other like intangibles owned by the Company as well as the Company's consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

              "Debt" means debt issued, assumed or guaranteed by the Company or a Subsidiary for money borrowed.

              "Funded Debt" means (i) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (ii) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included for the purposes of the definition of Consolidated Net Tangible Assets both as an asset and as Funded Debt at the amount so capitalized).

              "GAAP" means, with respect to any computation required or permitted under the indenture, generally accepted accounting principles in effect in the United States of America which are applicable at the date of such computation and which are consistently applies for all applicable periods.

              "Lien" means any lien, mortgage or pledge.

              "Person" means an individual, a corporation, a limited liability company, a partnership, a joint-stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

              "Principal Property" means any real property the Company or any Subsidiaries own or hereafter acquire (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets other than (i) any property which in the Company's determination is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (ii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

              "Subsidiary" means, when used with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) in the case of a partnership of any other entity other than a corporation, the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Merger, Consolidation or Sale of Assets

              The Company shall not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, unless:

                  (1)   either the Company shall be the continuing entity or the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, lease or transfer all or substantially all of the assets of the Company shall be an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume the Company's obligations under the indenture and the performance of every covenant and condition of the indenture on the part of the Company to be performed or observed;

                  (2)   immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture; and

                  (3)   the Company has delivered to the trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

              Upon any consolidation of the Company with, or merger of the Company into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with this covenant, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under the indenture and the notes.

Events of Default

              An "Event of Default" means one of the following events:

                  (1)   default in any payment of interest on the notes when due and payable and the default continues for a period of 30 days;

                  (2)   default in the payment of principal of, and premium, if any, on the notes when due and payable at maturity, upon required repurchase, upon acceleration, by call for redemption or otherwise;

                  (3)   the failure of the Company for 90 days (or 120 days in the case of a breach of the reporting covenant contained in the indenture) to comply with any of its other agreements contained in the indenture or the notes after written notice of such default from the trustee or holders of at least 25% in principal amount of the outstanding notes has been received by the Company;

                  (4)   the Company fails to pay at maturity or the acceleration of any of its or its Subsidiaries' indebtedness, other than non-recourse indebtedness, at any one time in an amount in excess of $50 million, if the indebtedness is not discharged or the acceleration is not annulled within 30 days after written notice to the Company by the trustee or the holders of at least 25% in principal amount of the outstanding notes; or

                  (5)   the Company files for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur.

              If any one or more of the above-described Events of Default shall happen (other than an Event of Default specified in paragraph (5) above), then, and in each and every such case, during the continuance of any such Event of Default, the trustee or the holders of 25% or more in principal amount of the notes then outstanding may (and upon the written request of the holders of a majority in principal amount of the notes than outstanding, the trustee shall) declare the principal of and all accrued but unpaid interest on all the notes then outstanding, if not then due and payable, to be due and payable, and upon any such declaration the same shall become and be immediately due and payable, anything in the indenture or in the notes contained to the contrary notwithstanding. If an Event of Default specified in paragraph (5) above occurs, then the principal of and all accrued but unpaid interest on all the notes then outstanding will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. Upon payment of such amounts, all obligations of the Company in respect of the payment of principal of and interest on the notes shall terminate.

              If at any time after the principal of all the notes shall have been so declared to be due and payable, and before a judgment or decree for payment of the money due has been obtained by the trustee provided in the indenture:

                  (1)   the Company has paid or deposited with the trustee a sum sufficient to pay:

                      (A)  all amounts owing the trustee and any predecessor trustee under the indenture;

                      (B)  all arrears of interest, if any, upon the notes (with interest, to the extent that interest thereon shall be legally enforceable, on any overdue installment of interest at the rate borne by the notes);

                      (C)  the principal of and premium, if any, on the notes that have become due otherwise than by such declaration of acceleration and interest thereon; and

                      (D)  all other sums payable under the indenture (except the principal of the notes which would not be due and payable were it not for such declaration); and

                  (2)   every other default and Event of Default under the indenture shall have been resolved so that the conditions that caused such default or Event of Default are no longer outstanding or have otherwise been remedied to the reasonable satisfaction of the trustee or of the holders of a majority in principal amount of the notes then outstanding, or provision deemed by the trustee or by such holders to be adequate therefor shall have been made, then and in every such case the holders of a majority in principal amount of the notes then outstanding may, by written notice to the Company and the trustee, on behalf of the holders of all the notes, waive the Event of Default by reason of which the principal of the notes shall have been so declared to be due and payable and may rescind and annul such declaration and its consequences; provided, however, that no such waiver, rescission or annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

Modification of Indenture

Changes Not Requiring Approval of Holders of the Notes

              The Company (when authorized by a Board Resolution) and the trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the trustee, for any one or more of or all the following purposes:

                  (1)   to add to the covenants and agreements of the Company to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of the notes, or to surrender any right or power herein conferred upon the Company;

                  (2)   to add to or change any of the provisions of the indenture to change or eliminate any restrictions on the payment of principal of or premium, if any, on the notes; provided that any such action shall not adversely affect the interests of the holders of the notes in any material respect, or to permit or facilitate the issue of the notes in uncertificated form;

                  (3)   to change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no outstanding notes created prior to the execution of such supplemental indenture that are entitled to the benefit of such provision and as to which such supplemental indenture would apply;

                  (4)   to evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the notes and in the indenture or any supplemental indenture;

                  (5)   to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture as shall be necessary for or facilitate the administration of the trusts hereunder by more than one trustee;

                  (6)   to secure the notes;

                  (7)   to cure any ambiguity or to correct or supplement any provision contained herein or in any indenture supplemental hereto which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture;

                  (8)   to comply with the requirements of the Trust Indenture Act or the rules and regulations of the SEC thereunder in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

                  (9)   to add guarantors or co-obligors with respect to the notes;

                  (10) to make any change in the notes that does not adversely affect in any material respect the interests of the holders of the notes; provided that no such change shall be deemed to adversely effect the holders of the notes if such change is made to conform the terms of the notes to the terms described in the prospectus supplement;

                  (11) to prohibit the authentication and delivery of additional series of notes; or

                  (12) to establish the form and terms of the notes as permitted in the indenture or to authorize the issuance of additional debt securities previously authorized or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the notes, as set forth in the indenture, or other conditions, limitations or restrictions thereafter to be observed.

Changes Requiring Approval of Holders of Notes

              With the consent of the holders of a majority in aggregate principal amount of the notes outstanding, the Company (when authorized by a Board Resolution) and the trustee may, from time to time and at any time, enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of the indenture or of modifying in any manner the rights of the holders of the notes; provided, however, that no such supplemental indenture shall, without the consent of the holder of each notes affected thereby,

                  (1)   extend the stated maturity of the principal of, or any installment of interest on, the notes, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof, or extend the stated maturity of, or change the currency in which the principal of, premium, if any, or interest on the notes are denominated or payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date); or

                  (2)   reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture; or

                  (3)   modify any of the provisions of the indenture relating to supplemental indentures and waivers of certain covenants and past defaults, except to increase any of the respective percentages referred to therein or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each notes affected thereby; or

                  (4)   modify, without the written consent of the trustee, the rights, duties or immunities of the trustee.

              It will not be necessary for any act of holders under the preceding paragraph to approve the particular form of any proposed supplemental indenture, but it will be sufficient if such act will approve the substance thereof.

Effect of Supplemental Indenture

              A supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to the notes or which modifies the rights of the holders of the notes with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of other series of debt securities. Similarly, a supplemental indenture which changes or eliminates any covenant or other provision of the indenture with respect to debt securities of any other series or which modifies the rights of the holders of debt securities of any other series with respect to such covenant or other provision, will be deemed not to affect the rights under the indenture of holders of the notes.

Defeasance and Discharge

              The indenture shall, at the Company's option, cease to be of further effect and the trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the indenture, when,

                  (1)   either:

                      (A)  all notes theretofore authenticated and delivered (other than (i) notes that have been destroyed, lost or stolen and that have been replaced or paid and (ii) notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

                      (B)  all notes not theretofore delivered to the trustee for cancellation,

                        (i)    have become due and payable, or

                        (ii)   will become due and payable at maturity within one year, or

                        (iii)  are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on the notes for principal, premium, if any, and interest to the date of such deposit or to the stated maturity or redemption date, as the case may be; provided, however, in the event a petition for relief under federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, is filed with respect to the Company within 91 days after the deposit and the trustee is required to return the moneys then on deposit with the trustee to the Company, the obligations of the Company under the indenture shall not be deemed terminated or discharged;

                  (2)   the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

                  (3)   the Company has delivered to the trustee an officer's certificate and an opinion of counsel each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

              At the Company's option, either (a) the Company shall be deemed to have been Discharged from its obligations with respect to the notes on the first day after the applicable conditions set forth below have been satisfied or (b) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in "—Covenants" above at any time after the applicable conditions set forth below have been satisfied:

                  (1)   the Company shall have deposited or caused to be deposited irrevocably with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes (A) money in an amount, or (B) U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount or (C) a combination of (A) and (B), sufficient to pay and discharge each installment of principal of, premium, if any, and interest on, the notes on the dates such installments of principal, premium, if any, and interest are due;

                  (2)   no Event of Default or event (including such deposit) that, with notice or lapse of time, or both, would become an Event of Default with respect to the notes shall have occurred and be continuing on the date of such deposit; and

                  (3)   the Company shall have delivered to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company's exercise of its option under this paragraph and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such action had not been exercised and, in the case of the notes being Discharged accompanied by a ruling to that effect received from or published by the Internal Revenue Service.

              "Discharged" means that the Company will be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the notes and to have satisfied all the obligations under the indenture relating to the notes (and the trustee, at the expense of the Company, will have executed proper instruments acknowledging the same), except (a) the rights of holders of the notes to receive, from the trust fund described in paragraph (1) above, payment of the principal of, premium, if any, and interest on such notes when such payments are due, (b) the Company's obligations with respect to the notes under the indenture and (c) the rights, powers, trusts, duties and immunities of the trustee under the indenture.

              "U.S. Government Obligations" means securities that are (a) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in the case of clause (a) or (b) above, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Liability for Notes

              No recourse shall be had for the payment of the principal of, premium, if any, or interest on, the notes or for any claim based thereon or otherwise in respect thereof or of the indebtedness represented thereby, or upon any obligation, covenant or agreement of the indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the indenture and the notes are solely corporate obligations, and that no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, because of the incurring of the indebtedness hereby authorized or under or by reason of any of the obligations, covenants, promises or agreements contained in the indenture or in the notes, or to be implied herefrom or therefrom, and that all liability, if any, of that character against every such incorporator, stockholder, officer and director is, by the acceptance of the notes and as a condition of, and as part of the consideration for, the execution of the indenture and the issue of the notes expressly waived and released.

Book-Entry Procedures

              The notes will be issued in the form of one or more fully registered global securities in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof that will be deposited with DTC in New York, New York or its nominee. This means that the Company will not issue certificates to each holder. Each global security will be issued in the name of Cede & Co., DTC's nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

              Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own notes held by DTC only through a participant.

              The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

              DTC has provided the Company with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

              DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

              DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

              Purchases of notes represented by one or more global securities under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

              To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

              Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

              Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

              Redemption proceeds and distributions on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Company or the paying agent on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of each participant and not of DTC, the paying agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

              A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the notes by causing the direct participant to transfer the participant's interest in the notes, on DTC's records, to the paying agent. The requirement for physical delivery of the notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered securities to the paying agent's DTC account.

              DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

              The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but the Company takes no responsibility for its accuracy.

Same-day Settlement and Payment

              The notes will trade in the same-day funds settlement system of DTC until maturity or until the Company issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Euroclear and Clearstream, Luxembourg

              If the depositary for a global security is DTC, you may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg"), in each case, as a participant in DTC.

              Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

              Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

              Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

              In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

              The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

              The trustee has provided various services to us in the past and may do so in the future in the ordinary course of its regular business.

Material U.S. Federal Income Tax Consequences

              The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service ("IRS") in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of the notes.

              This discussion is limited to holders who hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder's particular circumstances, including the impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

  •
  banks, insurance companies and other financial institutions;

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  holders subject to the alternative minimum tax;

  •
  brokers, dealers or traders in securities;

  •
  partnerships, S corporations or other entities or arrangements treated as partnerships for U.S. federal income tax purposes;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  real estate investment trusts or regulated investment companies;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  tax-exempt organizations or governmental organizations;

  •
  persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment; and

  •
  persons deemed to sell the notes under the constructive sale provisions of the Code.

              If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

              THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND

DISPOSITION OF THE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

              For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a note who is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to continue to be treated as a United States person.

Payments of Interest

              Payments of stated interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such payments are received or accrued, in accordance with such U.S. Holder's method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of Notes

              A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. Any gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

              A U.S. Holder will generally be subject to information reporting when such holder receives payments on a note or receives proceeds from the sale or other disposition of a note (including a redemption or retirement of a note), unless such holder is an exempt recipient. A U.S. Holder may be subject to backup withholding on such payments or proceeds if such holder is not otherwise exempt and such holder:

  •
  fails to furnish such holder's taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that such holder has failed properly to report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified such holder that such holder is subject to backup withholding.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

              For purposes of this discussion, a "non-U.S. Holder" is a beneficial owner of a note that is neither a U.S. Holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

Payments of Interest

              Interest paid on a note to a non-U.S. Holder that is not effectively connected with the non-U.S. Holder's conduct of a trade or business within the United States as described below generally will not be subject to U.S. federal income tax or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty) provided that:

  •
  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

  •
  such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, made under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement; or (3) the non-U.S. Holder holds its note directly through a "qualified intermediary" (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

              Even if the above conditions are not met, a non-U.S. Holder generally will be entitled to a reduction in or an exemption from withholding tax on interest if the non-U.S. Holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under an income tax treaty between the United States and the non-U.S. Holder's country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States.

              If interest paid to a non-U.S. Holder is effectively connected with the non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. Holder), then, although exempt from U.S. federal withholding tax (provided the non-U.S. Holder provides appropriate certification), the non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such non-U.S. Holder were a U.S. Holder. In addition, if the non-U.S. Holder is a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or a lower applicable treaty rate.

Sale or Other Taxable Disposition of Notes

              Any gain realized by a non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income or withholding tax (other than any amount attributable to accrued and unpaid interest, which will be taxable as interest) unless:

  •
  the gain is effectively connected with the non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. Holder); or

  •
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other taxable disposition, and certain conditions are met.

              A non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale or other taxable disposition in the same manner as if the non-U.S. Holder were a U.S. Holder, and if the non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a rate of 30% (or, if applicable, a lower treaty rate). A non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

              Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

              A non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments of interest on the notes, provided that the applicable withholding agent does not have actual knowledge or reason to know that such holder is a "United States person" within the meaning of the Code and the holder certifies its non-U.S. status as described above under "—Payments of Interest." In addition, a non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related brokers, if the holder certifies its non-U.S. status as described above and the applicable withholding agent does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. However, the applicable withholding agent may be required to report annually to the IRS and to the non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides or is established.

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. Holder's U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

Underwriting

              Under the terms and subject to the conditions contained in an underwriting agreement, the underwriters named below (the "underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are acting as representatives (the "representatives"), have each severally but not jointly agreed to purchase, and we have agreed to sell to them the respective principal amount of notes set forth opposite their names below:

Underwriter	Principal amount of notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities LLC	$
RBS Securities Inc.	$
Wells Fargo Securities, LLC	$

Total	$

              The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

              The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to        % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to        % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

              We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

              The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering of notes (expressed as a percentage of the principal amount of the notes and in the aggregate):

Paid by Avery Dennison Corporation
Per % note due	$

Total	$

              The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. We estimate that we will pay approximately $            for expenses, excluding underwriting discounts, allocable to the offering.

              We have agreed for a period from the date of this prospectus supplement through and including the issue date of the notes, without the prior written consent of the representatives, not to offer, sell, contract to sell or otherwise dispose of any debt securities that are issued or guaranteed by us and that have a tenor of more than one year.

              The notes are new issues of securities with no established trading market. The underwriters have informed us that they intend to make a secondary market in the notes. However, they are not obligated to do so, and they may discontinue any such market making activity at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

              In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. These transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the note to be higher than it might be in the absence of these purchases.

              The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

              Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

              In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

              Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of the underwriters serve various roles under our existing revolving credit agreement. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, serves as documentation agent and a lender under our existing revolving credit agreement, Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, serves as administrative agent and a lender under our existing revolving credit agreement, The Royal Bank of Scotland, PLC, an affiliate of RBS Securities Inc., is a lender under our existing revolving credit facility and Wells Fargo Bank, N.A., an affiliate of Wells Fargo Securities, LLC, is a lender under our existing revolving credit facility.

Selling restrictions

European economic area

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

                  (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

                  (b)   to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

                  (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

              For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

              Each underwriter has represented and agreed that:

                  (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us; and

                  (b)   it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

 Legal Matters

              The validity of the notes will be passed upon for us by Latham & Watkins LLP, Los Angeles, California, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

              The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2012 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AVERY DENNISON CORPORATION

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Units

        We may offer and sell the securities in any combination from time to time in one or more offerings. The debt securities, preferred stock, warrants, purchase contracts and units may be convertible into or exercisable or exchangeable for our common stock, our preferred stock or our other securities. This prospectus provides you with a general description of the securities we may offer.

        Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

        We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

        Our common stock trades on the New York Stock Exchange under the symbol "AVY."

        Investing in our securities involves risks. See "Risk Factors" on page 4 of this prospectus and any similar section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2010.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, using a "shelf" registration process. By using a shelf registration statement, we may sell any combination of our common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

        When we refer to "we," "our" and "us" in this prospectus, we mean Avery Dennison Corporation and its subsidiaries, unless the context otherwise requires or as otherwise expressly stated. When we refer to "you" or "yours," we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Our web site address is http://www.averydennison.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

        This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed "filed" with the SEC.

  •
  our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 (including information specifically incorporated by reference therein from our Proxy Statement on Schedule 14A dated March 19, 2010);

  •
  our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010;

  •
  our Quarterly Report on Form 10-Q for the quarter ended July 3, 2010;

  •
  our Current Report on Form 8-K filed with the SEC on March 4, 2010;

  •
  our Current Report on Form 8-K filed with the SEC on April 13, 2010;

  •
  our Current Report on Form 8-K filed with the SEC on April 27, 2010;

  •
  our Current Report on Form 8-K filed with the SEC on May 28, 2010.

  •
  our Form 8-A filed with the SEC on December 15, 1994 (File No. 001-07685), including any amendments or supplements thereto; and

  •
  our Form 8-A filed with the SEC on November 14, 2007 including any amendments or supplements thereto.

        You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Secretary
Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103
(626) 304-2000

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference may contain certain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. Words such as "aim," "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "guidance,"

"intend," "may," "might," "objective," "plan," "potential," "project," "seek," "shall," "should," "target," "will," "would," or variations thereof and other expressions, which refer to future events and trends, identify forward-looking statements. These forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties, which could cause actual results to differ materially from expected results, performance or achievements of the Company expressed or implied by such forward-looking statements.

        Certain risks and uncertainties are discussed in more detail in Part I, Item 1A. "Risk Factors" and Part II, Item 7. "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 and elsewhere in other reports and documents we file with the SEC that are incorporated by reference herein and include, but are not limited to, risks and uncertainties relating to investment in development activities and new production facilities; fluctuations in cost and availability of raw materials; our ability to achieve and sustain targeted cost reductions; our ability to generate sustained productivity improvement; successful integration of acquisitions; successful implementation of new manufacturing technologies and installation of manufacturing equipment; disruptions in information technology systems; successful installation of new or upgraded information technology systems; the financial condition and inventory strategies of customers; customer and supplier concentrations; changes in customer order patterns; loss of significant contract(s) or customer(s); timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; collection of receivables from customers; impact of competitive products and pricing; selling prices; business mix shift; volatility of capital and credit markets; impairment of capitalized assets, including goodwill and other intangibles; credit risks; our ability to obtain adequate financing arrangements and to maintain access to capital; fluctuations in interest and tax rates; fluctuations in pension, insurance and employee benefit costs; impact of legal proceedings; changes in tax laws and regulations; changes in governmental regulations; changes in political conditions; fluctuations in foreign currency exchange rates and other risks associated with foreign operations; worldwide and local economic conditions; impact of epidemiological events on the economy and our customers and suppliers; acts of war, terrorism and natural disasters; and other factors.

        We believe that the most significant risk factors that could affect our financial performance in the near-term include (1) the impact of economic conditions on underlying demand for our products and on the carrying value of our assets; (2) the impact of competitors' actions, including pricing, expansion in key markets, and product offerings; (3) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through selling price increases, without a significant loss of volume; and (4) the impact of changes in tax laws and regulations throughout the world.

        The forward-looking statements included in this prospectus and any accompanying prospectus supplement and the reports and documents that we incorporate by reference herein and therein are made only as of their respective dates, and we assume no duty to update the forward-looking statements to reflect new, changed or unanticipated events or circumstances, other than as may be required by law.

AVERY DENNISON CORPORATION

        We are a recognized industry leader in pressure-sensitive technology and materials, retail branding and information solutions, and organization and identification products for businesses and consumers worldwide. Headquartered in Pasadena, California, we had sales of $5.95 billion for 2009. As of January 2, 2010, we had approximately 31,000 employees in over 60 countries who develop, manufacture and market a wide range of products for both consumer and industrial markets. Our products include: pressure-sensitive labeling materials; graphics imaging media; retail apparel ticketing and branding systems; radio-frequency identification inlays and tags; office products; specialty tapes; and a variety of specialized labels for automotive, industrial and durable goods applications.

        Avery Dennison is a Delaware corporation. Our principal executive offices are located at 150 North Orange Grove Boulevard, Pasadena, California 91103. Our main telephone number is (626) 304-2000.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risks and uncertainties. You should carefully consider the risk factors incorporated herein by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, along with the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement, before acquiring any of our securities. If one or more of the events discussed in these risk factors were to occur, our business, financial condition, results of operations or liquidity, as well as the value of an investment in our securities, could be materially adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges are as follows for the periods indicated:

	Six Months Ended July 3, 2010	Fiscal Year
		2009(2)	2008	2007(3)	2006	2005
Ratio of earnings to fixed charges(1)	4.4	—	2.7	3.6	6.0	5.1

(1)
The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before taxes plus fixed charges and amortization of capitalized interest, less capitalized interest. "Fixed charges" consist of interest expense, capitalized interest and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.

(2)
For the year ended January 2, 2010, our earnings were insufficient to cover fixed charges by $792 million. This deficiency primarily resulted from non-cash goodwill and other indefinite-lived intangible asset impairment charges of $832 million, a loss on extinguishment of debt of approximately $21 million, and legal settlement costs of $41 million recorded during 2009.

(3)
2007 included results for Paxar Corporation from June 15, 2007 (acquisition date) to December 29, 2007, as well as the incremental interest expense related to our increased borrowings to fund the acquisition.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We may invest funds not required immediately for those purposes in short-term investment grade securities.

 DESCRIPTION OF SECURITIES

        We may issue from time to time, in one or more offerings, the following securities:

  •
  common stock;

  •
  preferred stock;

  •
  depositary shares;

  •
  debt securities;

  •
  warrants to purchase debt securities, common stock, preferred stock or depositary shares;

  •
  purchase contracts to purchase common stock, preferred stock or depositary shares; and

  •
  units.

        We will set forth in the applicable prospectus supplement a description of the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to the offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF
COMMON STOCK AND PREFERRED STOCK

        The following description of our common stock and preferred stock is only a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws. Therefore, you should read carefully our Restated Certificate of Incorporation, as amended, or the Restated Certificate, and our bylaws, as amended and restated, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

        This prospectus describes certain general terms of our capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of Delaware law and our Restated Certificate. When we offer to sell a particular series of our preferred stock, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of our preferred stock, you must refer to both the prospectus supplement relating to that series and the description of our preferred stock set forth in this prospectus.

        Pursuant to our Restated Certificate, our authorized capital stock consists of 400,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of September 30, 2010, we had 109,417,343 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        Subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock, each holder of common stock is entitled to one vote per share on all matters voted upon by the stockholders. Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by the board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

Delaware General Corporation Law Section 203

        As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which restricts certain business combinations between us and an "interested stockholder" (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if:

  •
  prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

  •
  upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

  •
  on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 662/3% of the outstanding voting stock not owned by the interested stockholder.

Preferred Stock

        Under the Restated Certificate, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more series. Prior to the issuance of shares of each series, the board of directors is required by the DGCL and the Restated Certificate to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

  •
  the number of shares constituting each series;

  •
  voting rights;

  •
  rights and terms of redemption (including sinking fund provisions);

  •
  dividend rights and rates;

  •
  conversion rights;

  •
  redemption prices; and

  •
  liquidation preferences.

        All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or that holders might believe to be in their best interests.

        We will set forth in a prospectus supplement relating to the series of preferred stock being offered the specific terms of each series of our preferred stock.

Preferred Share Purchase Rights

        On October 23, 1997, our board of directors adopted a Rights Agreement (Rights Plan) and declared a dividend distribution of one preferred share purchase right (a Right) on each outstanding share of our common stock. The Rights expired on October 31, 2007. The company has not yet redesignated the Series A Junior Participating preferred stock underlying the Rights.

Registrar and Transfer Agent

        Computershare Trust Company, N.A., is the registrar and transfer agent for our common stock.

VALIDITY OF THE SECURITIES

        Latham & Watkins LLP, Los Angeles, California, will pass upon the validity of the securities offered hereby for us.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended January 2, 2010 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.